Exhibit 99.1



NASDAQ:ARTW                         CONTACT: Carrie Majeski (712) 864-3131
                                             Email address: artsway@ncn.net

              PRESIDENT AND CEO JOHN BREITUNG TO RETIRE

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc. today, May 10, 2006 announced that John Breitung, President and Chief Executive Officer will retire effective May 31, 2006. Mr. Breitung will remain as a consultant to the Company to assist in transitioning his duties to a permanent replacement who has yet to be identified. Carrie Majeski, Chief Financial Officer, will act as an interim President in the event a successor to Mr. Breitung is not found prior to the retirement date.

Art's Way's Chairman, J. Ward McConnell, Jr. commented that, "John served this Company well in his tenure and, though we are sorry to see him retire, we understand his desire to move on to the next phase of his life. We are pleased that John will remain a consultant to assist in the transition of his role to a new person. We are actively seeking John's replacement and hope to identify this person soon".

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet and potato harvesting equipment, edible bean equipment, land maintenance equipment, finished mowing, crop shredding equipment and seed planting equipment. Art's-Way also produces machinery for several original equipment manufacturers (OEM's). Starting in fiscal 2004, the Company is manufacturing moldboard plows under its own label under a license agreement with CNH. Art's-Way also manufactures and distributes truck bodies used in the agricultural, industrial and commercial industries. After market service parts are also an important part of the Company's business. Our wholly owned subsidiary Art's-Way Vessels Inc. manufactures pressurized tanks and vessels.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.